Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Corporate Vice President,	Angela Steinway
Finance and Administration	(609) 936-2268
& Chief Financial Officer
(609) 275-0500	angela.steinway@integralife.com

Integra LifeSciences to Acquire DuraSeal™ Product Lines from Covidien

Plainsboro, NJ / October 28, 2013 / – Integra LifeSciences Holdings Corporation (Nasdaq: IART) announced today it has entered into a definitive agreement with Covidien to acquire the Confluent Surgical product lines, including surgical sealants, adhesion barrier, and, most importantly, DuraSeal™. The companies expect to complete this transaction by the end of the first calendar quarter of 2014, subject to receipt of regulatory approvals.

Under the terms of the agreement, Covidien will receive an initial cash payment of $235 million from Integra upon the closing of the transaction. Additionally, Covidien may receive up to $30 million, contingent upon the achievement of certain performance measures related to the transition of the Confluent Surgical business to Integra.

“The addition of the DuraSeal™ product lines enables our sales force and distributor partners to provide their customers with a best-in-class dural sealant as they seek to support surgeon’s efforts to minimize cerebrospinal fluid leaks upon completion of the surgical procedure,” said Robert Davis, President of Integra’s U.S. Neurosurgery division. “This acquisition perfectly complements our global Neurosurgery growth strategy aimed at providing a broader set of solutions for surgical procedures in the head. Together with our broad DuraGen® product line we are fortunate to have even more options to serve our customers and the individual needs of their patients.”

“This transaction allows Covidien to better focus on its global strategic priorities,” said Bryan Hanson, Group President, Medical Devices & U.S., Covidien. “Based on Integra’s presence in neurosurgery and spine surgery combined with a strong portfolio of clinical evidence, we believe these products will thrive under Integra’s ownership. We express our sincere gratitude to our dedicated employees and the clinicians who have partnered with us throughout the years.”

Confluent Surgical products include: DuraSeal™, DuraSeal™ Exact/Xact, VascuSeal™ and SprayShield™. These products generated approximately $65 million in revenue (unaudited) during 2012 and gross margin comparable to Integra’s regenerative medicine product portfolio. Integra expects to provide detailed guidance regarding the financial impacts of this transaction upon closing. Preliminarily, Integra would expect the acquisition to add $57 million to $60 million in revenue in the first full year of the combination, and to then grow 3% to 5% longer term.

“This transaction adds scale to our business, leverages one of our strongest customer call points, and drives accretion to our gross margins,” said Jack Henneman, Integra’s Chief Financial Officer. “Upon completion of the transaction, we expect this deal to be accretive to both GAAP and adjusted earnings per share in the first year after considering the financing costs of the transaction.”

Integra expects that revenues acquired through this transaction would be reported in its U.S. Neurosurgery and International divisions.

About Integra

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedic extremity surgery, neurosurgery, spine surgery, and reconstructive and general surgery. For more information, please visit www.integralife.com

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect Integra’s judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning expectations for the strategic benefits that this acquisition will provide to Integra, the effect of the acquisition on our results of operations, including revenue growth and earnings per share. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra’s ability to successfully integrate the Confluent Surgical product lines into its own operations could affect the extent of the strategic benefits that Integra generates from this acquisition, and the impact of the acquisition on results of operations, including revenue growth and earnings per share. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2012 and information contained in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and Integra undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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